Exhibit 99.1

Apex Global Brands Announces Agreement to Be Acquired by Galaxy Universal LLC for $2.00 Per Share in All Cash Deal

Acquisition is expected to close in the second quarter of 2021

SHERMAN OAKS, CA (February 16, 2021) — Apex Global Brands Inc. (“Apex” or “the Company”) (OTC: APEX), a global brand management and licensing organization that markets a portfolio of high-quality lifestyle brands it owns, creates, and elevates, today entered into a merger agreement with Galaxy Universal LLC. The closing of the acquisition is expected to occur in the second quarter of 2021.

“After conducting an extensive analysis of our strategic alternatives with our financial advisor, the Board of Directors concluded that our sale to Galaxy Universal LLC is the best path to deliver equity to our shareholders,” said Henry Stupp, Chief Executive Officer of Apex Global Brands. “We believe that the sale process will be seamless for our licensees and that there will be no disruption to our operations.”

Under the terms of the agreement, which has been unanimously approved by the members of the Apex Board of Directors, Galaxy Universal LLC will acquire all of the outstanding shares of Apex for $2.00 per share in cash.

A special meeting of Apex Global Brands Inc. stockholders will be held as soon as practicable following the filing of a definitive proxy statement with the U.S Securities and Exchange Commission (“SEC”) and subsequent mailing to stockholders. The Company’s officers, directors and certain stockholders collectively holding approximately 30% of the outstanding shares of Apex have entered into voting agreements committing them to, among other things, vote in favor of adopting the merger agreement. The proposed transaction is subject to the approval by Apex stockholders, along with the satisfaction of other customary closing conditions. Upon completion of the merger, Apex will become wholly owned by Galaxy Universal LLC.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is serving as legal advisor and Houlihan Lokey is serving as financial advisor to Apex Global Brands Inc., while Willkie Farr & Gallagher LLP is serving as legal advisor to Galaxy Universal LLC.

Forbearance Extension

In conjunction with the merger agreement, Apex entered into a Seventh Amendment to its Financing Agreement and Forbearance Agreement with its senior secured lenders.  This amendment extends the senior secured lender’s forbearance through the earlier of June 30, 2021 or the termination or closure of the merger.

Apex Global Brands Inc. Stockholder Vote

Apex intends to hold a special meeting of its stockholders to consider and vote on a proposal to adopt the merger agreement.  Apex’s stockholders of record will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see Apex Global Brands Inc.’s Current Report on Form 8-K, which will be filed on or about February 17, 2021 in connection with this transaction.

About Apex Global Brands

Apex Global Brands is a global brand management and licensing organization that markets a portfolio of high-equity lifestyle brands it owns creates and elevates. The brand portfolio spans multiple consumer product categories and retail tiers around the world and includes Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Cherokee®, Tony Hawk®, Point Cove®, Carole Little®, Everyday California® and Sideout®.  The Company currently maintains license agreements with leading retailers and manufacturers that span approximately 140 countries in over 20,000 retail locations and digital commerce. For more information, please visit the Company's website at apexglobalbrands.com.

About Galaxy Universal LLC

Galaxy Universal LLC is a wholesaling, sourcing and brand management company. The company focuses on the athletic, work and outdoor categories. Galaxy provides high-quality well-designed products to retailers worldwide.

Forward Looking Statements

This news release may contain forward-looking statements regarding future events and the future performance of Apex Global Brands.  Forward-looking statements in this press release include, without limitation, express or implied statements regarding:  (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company's business and the trading price of the Company's common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the authorization of the merger agreement by the Company's stockholders; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company's business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (vi) risks related to diverting management's attention from the Company's ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; and (ix) uncertainties as to Galaxy Universal LLC’s ability to obtain financing in order to consummate the merger.  A more detailed discussion of such risks and uncertainties are described in the Company’s annual report on Form 10-K filed on April 30, 2020, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC the Company makes from time to time.  Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (the "SEC") and furnish to the Company's shareholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by the Company with the SEC at the SEC's website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of the Company's filings with the SEC from the Company's website at www.apexglobalbrands.com or by directing a written request to: Apex Global Brands, Inc., Attn: Secretary, 5990 Sepulveda Blvd, Suite 600, Sherman Oaks, CA 91411.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about directors and executive officers of the Company is set forth in the Apex Global Brands Inc. 10-K, as filed with the SEC on April 30, 2020. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the merger that the Company will file with the SEC and furnish to the Company's stockholders.

Contacts:

Apex Global Brands Inc. Steve Brink, CFO 818-908-9868	Addo Investor Relations Kimberly Esterkin/Patricia Nir 310-829-5400